UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant of Section 13 or 15(d) of the Securities Exchange act of 1934

July 7, 2004
Date of Report (Date of earliest event reported)

ACCESS ANYTIME BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28894	85-0444597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

5210 Eubank Blvd, NE
Albuquerque, New Mexico 87111
(Address of principal Executive offices)

(505) 299-0900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure
The following is a press release issued by the Company on July 7, 2004.

NEWS

For Immediate Release July 7, 2004
Albuquerque, New Mexico
Denver, Colorado

ACCESSBANK ANNOUNCES AGREEMENT TO ACQUIRE A MATRIX CAPITAL BANK BRANCH IN SUN CITY, ARIZONA

                Access Anytime Bancorp, Inc.’s wholly owned subsidiary ACCESSBANK and Matrix BanCorp, Inc.’s wholly owned subsidiary Matrix Capital Bank today announced that ACCESSBANK has reached a definitive agreement to acquire a branch from Matrix Capital Bank in Sun City, Arizona.

                The acquisition is subject to regulatory approval and other customary conditions, and is expected to be completed in about 90 days.  Terms of the cash transaction were not disclosed.  Deposits of the Sun City branch to be acquired totaled about $105 million.

                The new branch will operate under the name of ACCESSBANK.  Albuquerque-based Access Anytime BanCorp, Inc. stock trades on the NASDAQ SmallCap tier under the symbol AABC and Denver-based Matrix BanCorp, Inc. trades on the NASDAQ National Market under the symbol MTXC.

                Statements contained in this news release that are forward-looking are subject to various risks and uncertainties.  Such forward-looking statements are made pursuant to the “safe-harbor” provisions of Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management.  A variety of factors including changes in economic conditions in either Company’s market area, changes in policies or adverse decisions by regulatory agencies, fluctuations in interest rates, demand for loans in either Company’s market area and competition could cause actual results to differ materially from those anticipated in this press release.  Further discussion regarding the factors affecting Access Anytime BanCorp, Inc. is contained in its Form 10-KSB and Form 10-QSBs.

Contact:	N.R. Corzine, Chairman/CEO	D. Mark Spencer, President
	Access Anytime BanCorp, Inc.	Matrix Capital Bank
	505-299-0900	720-956-6500

Don Padgett, President/CEO
ACCESSBANK
505-343-9310

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS ANYTIME BANCORP, INC.

DATE:	July 7, 2004
		By:	/s/ Don K. Padgett
Don K. Padgett, President
(Duly Authorized Representative)